                                                                  EXHIBIT 10.18

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406 * INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION

                              NONEXCLUSIVE LICENSE

                                   AGREEMENT


         THIS NONEXCLUSIVE LICENSE AGREEMENT (the "AGREEMENT") is made and entered into this 17th day of June, 1996 (the "EFFECTIVE DATE"), by and between ALANEX CORPORATION, a California corporation having its principal place of business at 3550 General Atomics Court, San Diego, CA 9212-1994 ("ALANEX"), and the MOUNT SINAI SCHOOL OF MEDICINE OF THE CITY UNIVERSITY OF NEW YORK, a New York corporation having its principal place of business at One Gustave L. Levy Place, New York, New York 10029-6574 ("LICENSOR").

         WHEREAS, Licensor owns rights to certain inventions and technologies regarding the human GnRH receptor; and

         WHEREAS, Alanex desires to obtain a nonexclusive license to such inventions and technologies in accordance with the terms and conditions contained herein; and

         WHEREAS, Licensor is willing to grant a nonexclusive license to Alanex in accordance with the terms and conditions contained herein;

         NOW, THEREFORE, Licensor and Alanex hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

         1.1 "AFFILIATE" means any entity that directly or indirectly owns, is owned by or is under common ownership, with Alanex, where "owns" or "ownership" means direct or indirect possession of at least 50% of the outstanding voting securities of Alanex.

         1.2 "FIELD" shall mean the research and development of novel ligands to the GnRH receptor, using the GnRH receptor, for the diagnosis, prevention or treatment of human diseases and disorders.

         1.3 "LICENSED KNOW-HOW" means all know-how, technology, data, processes, protocols, procedures, methods, formulas, compositions of matter, materials (including biological materials, such as cell lines, vectors, reagents or assays), information and other subject matter which is related to the inventions claimed in the Licensed Patents.

         1.4 "LICENSED PATENTS" means (i) the patent applications listed on the attached Exhibit A (ii) all patents issuing from such patent applications,
(iii) all divisionals, substitute applications, continuations and continuations-in-part derived from such patent applications, (iv)

                                       1.

all reissues, renewals, re-examinations and inventors' certificates derived from patents issuing on such applications and (v) all foreign counterparts of the foregoing.

         1.5 "LICENSED PRODUCT" means any product discovered, developed or manufactured by Alanex, its Affiliates or sublicensees using any Licensed Know-how or any invention covered by a Licensed Patent.

         1.6 "LICENSED TECHNOLOGIES" means the Licensed Patents and Licensed Know-how.

         1.7 "NET SALES" means the gross receipts received by Alanex, its Affiliates or sublicensees, as appropriate, for the commercial sale of Licensed Products to independent third parties, less the following: transportation charges, discounts actually allowed (including distributor discounts), credits allowed for defective or returned goods, and other allowances (actually paid or allowed, including but not limited to, prompt payment and volume discounts, charge backs from wholesalers and other allowances granted to the end commercial customer of the Licensed Product, whether in cash or trade), costs of insurance and sales and other taxes based on sales prices when included in gross sales, but not including taxes assessed on income derived from such sales.


                                   ARTICLE 2

                         TECHNOLOGY RIGHTS AND TRANSFER

         2.1 LICENSE GRANT. Licensor hereby grants to Alanex a non-exclusive license, worldwide license under the Licensed Technologies to discover, develop, manufacture, use, offer for sale, sell and import Licensed Products in the Field. Alanex may sublicense such rights in connection with other rights owned or held by Alanex as part of strategic transactions for the development of Licensed Products. Alanex may not sublicense such rights separately, apart from Alanex technology. Licensor shall have the right to approve the identity of any sublicensee that is not a "Fortune 500" pharmaceutical company or on Fortune Magazine's comparable international list. Licensor shall not unreasonably withhold or delay any such approval.

         Alanex acknowledges that the United States Government may retain certain rights under 35 U.S.C. 200-212 with respect to the Licensed Technologies. The license granted to Alanex hereunder is subject to such rights. Alanex agrees to use its reasonable best efforts to cause Licensed Products to be manufactured in the United States.

         2.2 DISCLOSURE OF LICENSED KNOW-HOW. Promptly following the Effective Date, Licensor shall use reasonable efforts to provide Alanex with all tangible and intangible components of the Licensed Know-how.


                                       2.

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                                               *CONFIDENTIAL TREATMENT REQUESTED

                                   ARTICLE 3

                                 CONSIDERATION

         3.1 MILESTONE PAYMENTS. Alanex agrees to pay to Mount Sinai an amount equal to **************** of any milestone payments which Alanex may receive from third party sublicensees upon the achievement of human clinical or regulatory milestones with Licensed Products. Such milestones shall include the filing of an IND with the U.S. FDA, events during Phase I, II or III clinical trials, and the filing or approval of an application for regulatory approval of a Licensed Product. License fees, equity investments, at bona fide loans, payments for research and development by Alanex and payments other than the milestones described above shall not be subject to this Section 3.1. If Alanex receives consideration in a form other than cash, Alanex may pay Licensor pursuant to this Section 3.1 either in kind or in cash based upon the fair market value of such consideration.

         3.2 ROYALTIES. Alanex agrees to pay Licensor during the term of this Agreement a royalty equal to ************************** of Net Sales of Licensed Products.

         3.3 PAYMENTS; REPORTS. Payments made pursuant to Sections 3.1 and 3.2 above shall be payable in U.S. dollars. Payments made under Section 3.1 above shall be made within thirty (30) days of Alanex' receipt of milestone payments from its third party sublicensees. The first royalty payment under Section 3.2 shall cover all royalties due on Net Sales of Licensed Products during the calendar quarter when such sales commence and shall be made forty-five (45) days after the end of such quarter. Thereafter royalty payments shall be due forty-five (45) days after each succeeding calendar quarter and shall cover the royalties earned during such calendar quarter. Alanex agrees to provide written reports to Licensor with such royalty payments setting forth the total number of Licensed Products sold during the applicable period. In the event that Alanex is required to withhold taxes imposed on such payments in any country, Alanex will remit such taxes to the proper authorities, reduce payment to Licensor accordingly and supply Licensor with all relevant documentation in Alanex's possession so that Licensor may recover such taxes to the extent permissible.

         3.4 RECORDS RETENTION. Alanex will keep, and will cause its Affiliates and sublicensees to keep, complete and accurate records pertaining to the sale of Licensed Products in sufficient detail to permit Licensor to confirm the accuracy of calculations of all payments due hereunder. Such records will be maintained for a three (3) year period following the year in which any such payments were made hereunder.

         3.5 AUDIT REQUEST. No more frequently than once a year, Licensor will have the right to engage, at its own expense, an independent certified public accountant reasonably acceptable to Alanex to examine Alanex's records to determine, with respect to any calendar year, the correctness of any report or payment made under this Agreement. Any such audit will be conducted under reasonable confidentiality restrictions. In the event that any such examination reveals that payments made to Licensor hereunder are incorrect by more than seven percent (7%) in any audited period, Alanex shall reimburse Licensor for the costs of such audit in addition to promptly remitting the amount of any underpayment with interest at the prime rate

                                       3.

reported in the Wall Street Journal on the last day of the month prior to the date of such remittance.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         4.1 DUE AUTHORIZATION. Each party represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         4.2 BINDING AGREEMENT. Each party represents and warrants that this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. Licensor has all rights to the Licensed Patents, and no such rights have been granted to any third party.


                                   ARTICLE 5

                               TERM; TERMINATION

         5.1 TERM. This Agreement will commence as of the Effective Date and, unless sooner terminated as provided in this Article 5, will expire upon the later of (a) ten (10) years from first commercial sale of any Licensed Product or (b) the date of expiration of the last-to-expire patent included in the Licensed Patents.

         5.2 TERMINATION BY ALANEX. Alanex will have the right to terminate this Agreement for any reason upon sixty (60) days prior written notice to Licensor. In the event of material breach by Licensor, Alanex may elect to terminate this Agreement upon sixty (60) days prior written notice or continue this Agreement while pursuing its legal remedies, including the receipt of damages related to such breach. Any damages finally awarded may, at Alanex's option, be deducted from any payments owed to Licensor pursuant to Article 3 hereof.

         5.3 TERMINATION BY LICENSOR. Licensor will have the right to terminate this Agreement, in addition to pursuing any remedies available under law or in equity, upon sixty (60) days written notice to Alanex if Alanex is in material breach of this Agreement, unless within such sixty (60) day period Alanex cures such breach.

         5.4 EFFECT OF TERMINATION; SURVIVAL. Upon any termination of this Agreement, Alanex will pay Licensor all accrued payments due Licensor through the expiration or termination date and all licenses shall revert to Licensor. Sections 3.4 and 3.5 shall survive for three (3) years following termination, and Articles 6 and 7 shall survive indefinitely.

                                       4.

                                   ARTICLE 6

                                CONFIDENTIALITY

         6.1      CONFIDENTIALITY.

                  (a) For purposes of this Agreement, "Confidential Information" means any information or material disclosed or provided by Alanex to Licensor pursuant to Article 3 of this Agreement, except:

                           (1)      information that is known to or
independently developed by Licensor prior to the time of disclosure, as evidenced by Licensor's records;

                           (2)      information disclosed to Licensor by a third
party that has a right to make such disclosure;

                           (3)      information that becomes patented, published
or otherwise part of the public domain other than through breach of this Agreement; or

                           (4)      information that is required to be disclosed
by law.

                  (b) Licensor shall, for the term of this Agreement, maintain Confidential Information in confidence and shall not disclose Confidential Information to any third party or use Confidential Information for any purpose not contemplated under this Agreement, except with the written consent of Alanex.


                                   ARTICLE 7

                         INDEMNIFICATION AND INSURANCE

         Alanex agrees to indemnify, hold harmless and defend Licensor, its trustees, officers, medical and professional staff, employees, students and agents, and their respective successors and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys fees and expenses of litigation) incurred or imposed upon Indemnitees in connection with any claims, suits, actions, demands or judgments resulting or arising out of the development, distribution, possession, manufacture, use, sale or administration of Licensed Products by Alanex, its Affiliates or sublicensees, or by any third party. Alanex or its sublicensees agree to carry and keep in force commercial general liability insurance of not less than $1 million per occurrence and $2 million in aggregate to cover liability for damages on account of bodily or personal injury or death to any person or damage to property of any person. In addition, Alanex or its sublicensees shall keep in force product liability insurance of not less than $2 million per occurrence and $4 million in aggregate prior to any commercial distribution of Licensed Products; provided, however, such limits shall be increased if Licensor can demonstrate that higher amounts are customary for businesses the size of Alanex or engaged in the business in which Alanex is engaged. Licensor will be named as an additional insured on

                                       5.

any such insurance and such insurance shall not be canceled without at least thirty (30) days notice to Licensor. Alanex shall provide a certificate of insurance evidencing that all required coverage is in effect stating the limits of such coverage. Such insurance shall be written to include coverage for any claims incurred in connection with the matters which are the subject of this Agreement regardless of when such claims are brought. Licensor shall promptly notify Alanex of any claim for which Licensor may seek indemnification under this Article 7. Alanex shall have the right to control the defense of such claim and may enter into any settlement that does not adversely affect the rights of Licensor. Licensor shall fully cooperate with Alanex in the defense of such claim, with out-of-pocket costs reimbursed by Alanex as part of the indemnification.


                                   ARTICLE 8

                                    GENERAL

         8.1 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California, as applied to contracts executed and performed entirely within the State of California, without regard to conflicts of laws rules.

         8.2 USE OF NAME. Alanex agrees that it will not use the name, trademark or any other identifier of Licensor in any advertising or promotion without the prior approval of Licensor, except to disclose the existence of this Agreement and as otherwise required by law.

         8.3 NOTICES. All notices or communications to either party by the other party shall be delivered personally or sent by first-class or express mail, postage prepaid, addressed to such party at the following addresses for each and shall be deemed given on the date so delivered.

         If to Licensor,

         Mount Sinai School of Medicine of
           the City University of New York
         One Gustave L. Levy Place
         New York, New York 10029-6574
         Attn:    Director, Office of Science
                           and Technology Development


         If to Alanex,

         Alanex Corporation
         3550 General Atomics Court
         San Diego, CA  92121
         Attn:    Chief Executive Officer


                                       6.

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         8.4   ASSIGNMENT. Neither party to this Agreement may assign or
transfer any rights or obligations arising from this Agreement without the prior written consent of the other party, not to be unreasonably withheld; provided, however, that Alanex may assign all of its rights and obligations under this Agreement in connection with a merger, sale of assets or other transaction involving a change of control of Alanex's business.

         8.5 AMENDMENT. No amendment, modification or supplement of any provision of the Agreement will be valid or effective unless made in writing and signed by an authorized representative of each party.

         8.6 WAIVER. No waiver of any provision of this Agreement in a particular instance shall be deemed to be a waiver of any provision of this Agreement in a later instance.

         8.7 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

         8.8 ENTIRE AGREEMENT OF THE PARTIES. This Agreement will constitute and contain the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter hereof.

         8.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.


ALANEX CORPORATION                            MOUNT SINAI SCHOOL OF MEDICINE
                                              OF THE CITY UNIVERSITY OF NEW YORK



By:    /s/ Marvin R. Brown                    By:    /s/ Nathan Kase, M.D.
       -------------------                           ---------------------
Name:      Marvin R. Brown                    Name:  Nathan Kase, M.D.
       -------------------                           ---------------------
Title:     President & CEO                    Title: Dean
       -------------------                           ---------------------

                                       7.

                                   EXHIBIT A
                                LICENSED PATENTS



Title:                GnRH RECEPTOR
Serial No.:           07/938,189
Filed:                August 28, 1992
Status:               Abandoned In Favor Of CIP


Title:                CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Pat. Type:            CIP
Serial No.:           08/080,386
Filed:                June 21, 1993
Status:               Pending


Title:                CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Pat. Type:            CIP
Serial No.:           08/390,000
Filed:                February 17, 1995
Status:               Pending


Titled:               CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Appln. No.:           PCT/US93/05965
Filed:                June 23, 1992
Status:               Published on January 6, 1994
Publ. No.:            W094/00590


Title:                CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Country:              Canada
Appln. No.:           2,138,999
Filed:                June 22, 1993
Status:               Request For Examination Due:  June 22, 2000



                                       i.

Title:                CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Country:              Japan
Appln. No.:           6-502535
Filed:                June 22, 1993
Status:               Request For Examintation Due:  June 22, 2000


Title:                CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Country:              EPC (designating Austria, Belgium, France, Germany, Italy,
                      Lulxembourg, Netherlands, Sweden, Switzerland, United
                      Kingdom, Greece, Spain, Liechtenstein, Denmark, Ireland,
                      Monaco, and Portugal)
Appln. No.:           9315447.2
Filed:                June 22, 1993
Status:               Request For Examination Filed



                                      ii.